COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS INTERMEDIATE TERM INCOME FUND AND THE
MERRILL LYNCH DOMESTIC MASTER INDEX

EXHIBIT A:

           MERRILL LYNCH         DREYFUS
              DOMESTIC        INTERMEDIATE
              MASTER              TERM
 PERIOD       INDEX *          INCOME FUND

 2/2/96             10,000             10,000
7/31/96              9,843             10,151
7/31/97             10,905             11,846
7/31/98             11,775             13,141
7/31/99             12,064             13,690




* Source: Merrill Lynch, Pierce, Fenner and Smith Inc.